                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         PAC RIM HOLDING CORPORATIION
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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Notes:

(4) Share ownership as represented to the Company by Mr. Pickup. On March 29, 1996, Mr. Pickup filed an Amendment to Statement on Schedule 13D with the Securities and Exchange Commission with respect to his beneficial ownership and control of shares of Common Stock of the Company.

     During the period July 1, 1995 through May 31, 1996, Mr. Pickup increased his beneficial share ownership by 362,500 shares, or 3.80% of the total class.

     Mr. Pickup, in addition to the beneficial ownership and control of common stock of the Company as reported in an Amendment to Statement of Schedule 13D as filed with the Securities and Exchange Commission does, in addition, control PRAC, Ltd., which entity holds a majority interest in the Series A Convertible Debentures, issued by the Company. Pursuant to certain rights granted to PRAC, Ltd. as Debenture Holder, Mr. Pickup may indirectly designate the election of up to three directors seated on the Company's five person Board of Directors. Mr. Pickup may therefore effectively seat a majority of the Company's Board of Directors by exercising rights held by PRAC, Ltd. under the Series A Convertible Debentures, or by voting common stock of the Company beneficially owned or controlled by Mr. Pickup for one or more other directors.

     The Convertible Debenture Agreement also provided for the issuance to the Investor of detachable warrants (the "Warrants") to acquire 1,500,000 shares of the Company's Common Stock at an exercise price of $2.50 per share (the "Series 1 Warrants"), 1,500,000 shares at an exercise price of $3.00 per share (the "Series 2 Warrants"), and 800,000 shares at an exercise price of $3.50 per share (the "Series 3 Warrants"). The Warrants expire on August 16, 1999, and the exercise price of the Warrants is subject to downward adjustment in the event of adverse development in the Company's December 31, 1994 loss and allocated loss adjustment expense reserves related to the 1992 and 1993 accident years, measured as of June 30, 1996. Under the terms of the Debenture Agreement, the maximum adverse development that would impact the exercise price of the Warrants is $20,000,000. In the event that the adverse development of reserves for those periods exceeds $20,000,000, the exercise price of the Series 1 Warrants would be reduced to $0.01, and the exercise price of the Series 2 Warrants would be reduced to $1.39 per share.

     The Company knows of no arrangements, including any pledges by any person of its securities, the operation of which may at a subsequent date result in a change in control of the Company.

     The following table sets forth certain information regarding the shares of the Company's Common stock beneficially owned as of May 31, 1996 by all directors, nominees, executive officers identified in the Summary Compensation Table below, and all principal officers of the Company's subsidiary and executive officers and directors of the Company as a group. Except as noted, each person listed has sole voting and investment powers as to shares beneficially owned by such person (other than shares subject to options).


                                      Number of Shares                   Percent of
  Name                              Beneficially Owned (1)                Class (2)
  ----                              ----------------------               -----------
Stanley Braun                             470,071(3)                        4.82
Dennis J. Aigner                            6,500                              *
Timothy R. Busch                          255,500(8)(13)                    2.62
Dennis W. Harwood                         113,500(9)                        1.18
Richard H. Pickup                      11,714,005(10)(11)(14)              62.40
Carl A. Strunk                            211,500(8)                        2.17
Paul W. Craig                              51,000(4)                           *
Sandra L. Richards                         45,400(5)                           *
Ronald J. Tonani                           50,000(6)                           *
All officers and directors
  as a group (9 persons)               12,917,476(7)(12)(10)               65.74
- ----------

                                   SIGNATURES


     Pursuant to the requirements of Section 14 of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    PAC RIM HOLDING CORPORATION, a
                                    Delaware corporation


                                    /s/        Paul W. Craig
                                       ---------------------------------------
                                            Paul W. Craig
                                            Executive Vice President and
                                              Chief Financial Officer



Date:  June 28, 1996